Exhibit 99.1
Discovery Holding Company
Fourth Quarter Earnings Release
Englewood, Colorado – On February 28, 2007, Discovery Holding Company (“DHC”) filed its Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2006. The following release is being provided to supplement the information provided in the
10-K.
DHC is comprised of a 100% ownership interest in Ascent Media Group, LLC (“Ascent Media” or “AMG”), a 100% ownership interest in AccentHealth, LLC and a 50% ownership interest in Discovery Communications, Inc. (“DCI”). Ascent Media provides creative and network services to the media and entertainment industries. AccentHealth operates one of the nation’s largest advertising-supported captive audience television networks serving doctor office waiting rooms nationwide. DCI is a global media and entertainment company that provides programming in over 170 countries and territories.
Discovery
The presentation below presents information regarding 100% of DCI’s revenue, operating cash flow and other selected financial metrics even though DHC only owns 50% of the equity of DCI and accounts for DCI as an equity affiliate. Please see page 4 for a discussion of why management believes this presentation is meaningful to investors.
DCI’s revenue increased 16% for the quarter to $899 million and 13% for the year to $3.01 billion. DCI’s operating cash flow increased 5% for the quarter to $194 million and 5% for the year to $722 million. Total revenue increased due to increases in distribution revenue of 16% for the quarter and 20% for the year and increases in advertising revenue of 14% for the quarter and 5% for the year.
U.S. Networks’ revenue increased 16% for the quarter to $516 million and 10% for the year to $1.93 billion. Operating cash flow increased 22% for the quarter to $181 million and 13% for the year to $727 million. The increases in revenue were due to growth in distribution and advertising revenue across the portfolio. Distribution revenue increased 13% for the quarter and 18% for the year due to an 11% increase in paying subscription units during the year and contractual rate increases. DCI experienced ratings increases during the year at three of its largest networks, the Discovery Channel, TLC and the Travel Channel. Net advertising revenue increased 14% for the quarter and 2% for the year primarily due to higher advertising sell-out rates and higher audience delivery on certain channels.
U.S. Networks operating expenses increased 13% for the quarter and 9% for the year due to an increase in programming expense and SG&A expense. Programming expense increased due to the company’s continued investment across all U.S. networks in original productions and high profile series and specials. The increase in SG&A was primarily due to an increase in personnel expense resulting from compensation increases combined with increased headcount from acquisitions.
International Networks revenue increased 17% for the quarter to $256 million and 19% for the year to $879 million. Operating cash flow decreased 29% for the quarter to $24 million and increased 8% for the year to $116 million. The increase in revenue was due to growth in both distribution and advertising revenue. Net distribution revenue increased 22% for the quarter and 23% for the year due to a 13% increase in paying subscription units combined with contractual rate increases in certain markets. Growth in paying subscription units was primarily due to growth in Europe and Latin America. Net advertising revenue increased 13% for the quarter and 14% for the year primarily due to higher viewership in Europe and Latin America combined with an increased subscriber base in most markets worldwide. Operating expenses increased 26% for the quarter and 21% for the year due to increased programming costs and

SG&A expense. Programming costs increased due to the launch of several networks along with a new free-to-air channel in Germany branded as DMAX. SG&A expenses increased due to infrastructure expansions in Europe and Asia and an increase in marketing expense resulting from marketing campaigns in Europe and Asia for the launch of new channels. Excluding the effects of exchange rates, revenue increased 12% for the quarter and 18% for the year and operating cash flow decreased 20% for the quarter and increased 20% for the year.
Revenue in the Commerce, Education and Other division increased 15% for the quarter and 9% for the year. The quarter over quarter increase was due to a 29%, or $3 million, increase in education revenue combined with a 13%, or $14 million, increase in commerce revenue. The year over year increase was due to a 31%, or $11 million, increase in education revenue combined with a 5%, or $10 million, increase in commerce revenue. The increase in commerce revenue was primarily due to a 33% quarter over quarter and a 25% year over year increase in direct to consumer revenue. The increase in education revenue was due to a 29% increase in streaming service revenue for the year resulting from a 30% increase in the number of schools paying for streaming service. Operating expenses increased 28% for the quarter and 30% for the year due to an increase in education expenses primarily due to (i) an increase in personnel resulting from a full year of salary expense for employees hired in 2005, and (ii) an increase in marketing expenses resulting mainly from Discovery’s investment in Cosmeo, a consumer homework help service. Operating losses increased by $13 million during the quarter and $58 million for the year primarily due to continued investment in the education business.
During the fourth quarter of 2006 and in response to the year’s results, Discovery made a number of organizational and strategic adjustments to its education business that eliminated redundancies brought on by its rapid growth and multiple acquisitions. Discovery believes that these changes, undertaken after considerable analysis of consumer adoption and preferences for Discovery Education’s products and service, will maximize the resources dedicated to the company’s direct-to-school distribution platform, unitedstreaming, as well as the division’s other premium direct-to-school subscription services. As part of these strategic adjustments to the education business, DCI is evaluating its distribution strategies related to Cosmeo, including opportunities for distribution through broadband and cable providers.
DCI’s outstanding debt balance was $2.6 billion at December 31, 2006.
On November 16, 2006, Discovery announced the selection of David Zaslav as the new President and Chief Executive Officer of Discovery Communications, Inc. Mr. Zaslav was formerly the President of NBC Universal Cable and Domestic TV and New Media Distribution and directed NBCU’s new media strategy, leading strategic efforts to sell the company’s content on all relevant platforms. He was also responsible for the strategic development for NBC Universal’s cable portfolio and operations for the company’s domestic TV distribution. Mr. Zaslav also oversaw domestic distribution of NBC Universal content to all forms of television throughout the United States and Canada, as well as, the company’s video-on-demand, HDTV, and pay-per-view initiatives. Zaslav, who succeeds Judith McHale, assumed his new duties on January 2, 2007.
Discovery recently announced a series of structural and personnel changes that will position the Company for growth. The position of President, Discovery Networks, U.S., has been eliminated and as part of Discovery’s effort to build a lean and aggressive organization, network general managers will have full authority and accountability to grow their brands. Discovery will be organized into five network brand groups reporting to the CEO: Discovery Channel, TLC, Discovery Travel Media, Animal Planet/Discovery Kids Media and Discovery Health Media Enterprises.
The leaders of the network brand groups will assume additional authority over key business functions including production, marketing, new media, communications and research and will have dedicated brand support from advertising sales and business development. More direct control of these functions is an essential part of Discovery’s strategy to empower managers in charge of the company’s growth businesses. These network brand groups will become the primary creative engines across the company’s television and distribution platforms. There will be a senior business manager, similar to a chief operating officer, for each of the network brand groups.
DHC
DHC’s consolidated revenue increased $25 million, or 14%, for the quarter and decreased $7 million, or 1%, for the year. Consolidated operating cash flow decreased $4 million, or 17%, for the quarter and $20 million, or 25%, for the year. During the year, Ascent Media restructured into two global operating divisions – Creative Services Group and Network Services Group – to better align its organizational structure with the company’s strategic goals and to respond to changes within the industry driven by technology and customer requirements. The Creative Services Group revenue is generated from fees for video and audio post production, special effects and editorial services for the television, feature film and advertising industries. Generally, these services pertain to the completion of feature films, television programs and advertisements. The Network Services Group revenue consists of fees relating to facilities and services necessary to assemble and transport programming for cable and broadcast networks across the world via fiber, satellite and the Internet. The group’s revenues are also driven by systems integration and field support services, technology consulting services, design and implementation of advanced video systems, engineering project management, technical help desk and field services. The AccentHealth business is accounted for as part of the Network Services Group.
The Creative Services Group revenue increased $4 million for the quarter and decreased $4 million for the year while operating cash flow decreased $5 million for the quarter and $18 million for the year. Revenue decreased $4 million, or 1%, due to lower demand for traditional media and DVD services from major studios and lower television revenue driven by declines in the U.K. These revenue decreases were partially offset by strength in commercial services primarily in the U.S., growth in new digital services and higher U.S. television audio and post services. Network Services Group revenue increased $21 million for the quarter and decreased $3 million for the year while operating cash flow decreased $2 million for the quarter and $6 million for the year. The increase in revenue for the quarter was due to increased systems technology and services equipment sales which have lower margins than the other businesses. The group revenue decreased for the year as a result of a decline in systems integration and services revenue and lower revenue in the U.K. primarily as a result of termination of content distribution contracts. These Network Services revenue decreases were partially offset by the acquisition of AccentHealth in 2006, which generated $21 million of revenue. Operating expenses increased for the quarter and the year due to higher cost of goods sold in the Networks division, higher costs to deliver services, expanded infrastructure and the impact of our continued investment in the transition of the business from analog to digital.
NOTES
As a supplement to DHC’s consolidated statements of operations included in its 10-K, the preceding is a presentation of financial information on a stand alone basis for DCI and for the consolidated results of DHC for the year ended December 31, 2006.
Unless otherwise noted, the foregoing discussion compares financial information for the twelve months and three months ended December 31, 2006 to the same periods in 2005. Please see page 7 of this press release for the definition of operating cash flow and a discussion of management’s use of this performance measure. Schedule 1 to this press release provides a reconciliation of DHC’s consolidated segment operating cash flow for its operating segments to consolidated earnings before income taxes. Schedule 2 to this press release provides a reconciliation of the operating cash flow for DHC and DCI to that entity’s operating income for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2006 presentation.

OUTSTANDING SHARES AND LIQUIDITY
At December 31, 2006, there were approximately 280.2 million outstanding shares of DISCA and DISCB and 5.0 million shares of DISCA and DISCB reserved for issuance pursuant to warrants and employee stock options. At December 31, 2006, there were 1,048,693 options that had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate proceeds of approximately $13.9 million. At December 31, 2006, DHC had $207 million of cash and liquid investments and no debt.
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as trend information in the discussion of DCI’s and Ascent Media’s revenue, expenses and operating cash flow. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the operating businesses of DHC included herein or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of DHC, including the most recently filed Form 10-K of DHC; general economic and business conditions and industry trends including in the advertising and retail markets; spending on domestic and foreign advertising; the continued strength of the industries in which such businesses operate; continued consolidation of the broadband distribution and movie studio industries; uncertainties inherent in proposed business strategies and development plans; changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders and IP television and their impact on television advertising revenue; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such operating businesses’ products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world. These forward-looking statements speak only as of the date of this Release. DHC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in DHC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact: John Orr (720) 875-5622

SUPPLEMENTAL INFORMATION
Please see page 7 for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2005 and 2006 of operating cash flow to operating income, as determined under GAAP, for each identified entity.
The selected information for DCI included herein presents 100% of the revenue, operating cash flow, operating income and other selected financial metrics for DCI even though DHC owns only 50% of DCI and accounts for it as an equity affiliate. This presentation is designed to reflect the manner in which DHC’s management reviews the operating performance of its investment in DCI. It should be noted, however, that the presentation is not in accordance with GAAP since the results of operations of equity method investments are required to be reported on a net basis. Further DHC could not, among other things, cause DCI to distribute to DHC our proportionate share of the revenue or operating cash flow of DCI.
The selected financial information presented for DCI was obtained directly from DCI. DHC does not control the decision-making processes or business management practices of DCI. The above discussion and following analysis of DCI’s operations and financial position have been prepared based on information that DHC receives from DCI and represents DHC’s views and understanding of DCI’s operating performance and financial position based on such information. DCI is not a separately traded public company, and DHC does not have the ability to cause DCI’s management to prepare their own management’s discussion and analysis for our purposes. Accordingly, we note that the material presented in this publication might be different if DCI’s management had prepared it. DHC is not aware, however, of any errors in or possible misstatements of the financial information provided to it by DCI that would have a material effect on DHC’s consolidated financial statements.
QUARTERLY SUMMARY

(amounts in millions)	4Q05	1Q06	2Q06	3Q06	4Q06

DISCOVERY HOLDING COMPANY (100%)
Revenue	$174	154	166	169	199
OCF	$23	13	10	17	19
Operating Income (Loss)	$2	(3)	(6)	(97)	(9)

DISCOVERY COMMUNICATIONS, INC. (50.0%) (1)
Revenue – U.S. Networks (2)	$444	443	498	469	516
Revenue – International Networks (3), (4)	218	193	207	223	256
Revenue – Commerce, Education & Other (5)	110	23	28	30	127

Revenue – Total	$772	659	733	722	899

OCF – U.S. Networks (2)	$148	152	206	188	181
OCF – International Networks (3), (4)	34	31	25	36	24
OCF – Commerce, Education & Other (5)	2	(38)	(41)	(31)	(11)

OCF – Total	$184	145	190	193	194

Operating Income	$121	110	152	160	128

ANNUAL SUMMARY

(amounts in millions)	2005	2006

DISCOVERY HOLDING COMPANY (100%)
Revenue	$695	688
OCF	$79	59
Operating Income	$(1)	(115)

DISCOVERY COMMUNICATIONS, INC. (50.0%) (1)
Revenue – U.S. Networks (2)	$1,743	1,926
Revenue – International Networks (3), (4)	738	879
Revenue – Commerce, Education & Other (5)	190	208

Revenue – Total	$2,672	3,013

OCF – U.S. Networks (2)	$643	727
OCF – International Networks (3), (4)	107	116
OCF – Commerce, Education & Other (5)	(63)	(121)

OCF – Total	$687	722

Operating Income	$514	550

(1)	DCI — Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	DCI – Discovery Networks U.S.: Discovery Channel, TLC, Animal Planet, Travel Channel, Discovery Health Channel, Discovery Kids Channel, The Science Channel, Discovery Times Channel, Discovery Home, Military Channel, Discovery HD Theater, Fit TV, BBC-America, BBC World News Representation and online and other initiatives.

(3)	DCI – Discovery Networks International: Discovery Channels in UK, Europe, Latin America, Asia, India, Africa, Middle East; Discovery Kids in UK, Latin America; Discovery Travel & Living in UK, Europe, Latin America, Asia, India; Discovery Home & Health in UK, Latin America, Asia; Discovery Real Time in UK, Europe, Asia; Discovery Civilisation in UK, Europe, Latin America, Middle East; Discovery Science in UK, Europe, Latin America, Asia, Middle East; Discovery Wings in UK; Animal Planet in UK, Germany, Italy; Discovery en Español, Discovery Kids en Español, Discovery Travel & Living (Viajar y Vivir) in U.S.; Discovery Geschichte in Germany; Discovery HD in UK, Europe; DMAX in Germany; Discovery Turbo in Latin America, Spain and Portugal and consolidated BBC/DCI joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa; Middle East; People + Arts in Latin America, Spain and Portugal).

Discovery Networks International Joint Ventures – Consolidated

Discovery Networks International joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa, Middle East; People + Arts in Latin America, Spain and Portugal) are composed of joint ventures with British Broadcasting Corporation. These ventures are controlled by DCI and consolidated into the results of Discovery Networks International. The equity in the assets of these joint ventures is predominantly held 50/50 by DCI and BBC. Exceptions involve participants related to the local market in which a specific network operates.

(4)	DCI – Discovery Networks International – Equity Affiliates:

DCI accounts for its interests in joint ventures it does not control as equity method investments. The operating results of joint ventures that DCI does not control, including Discovery Channel Canada, Discovery Channel Japan, Discovery HD Japan, Discovery Kids Canada, Discovery Health Canada, Discovery Civilization Canada, Discovery HD Canada, Animal Planet Canada and Discovery Historia Poland, are not consolidated and are not reflected in the results presented above.

(5)	DCI – Commerce, Education and Other:

Commerce, Education & Other is comprised of a North American chain of over 100 Discovery Channel retail stores, a mail-order catalog business, an on-line shopping site, a licensing and strategic partnerships business, and an educational business that reaches many students in the U.S. through the sale of supplemental hardcopy products and the delivery of streaming video-on-demand through its digital internet enabled platforms.

NON-GAAP FINANCIAL MEASURES
This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for DHC on a consolidated basis and DCI on a stand alone basis together with a reconciliation of that non-GAAP measure to such entity’s operating income, determined under GAAP. DHC defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation). Operating cash flow, as defined by DHC, excludes depreciation and amortization, stock and other equity-based compensation, accretion expense on asset retirement obligations and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.
DHC believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, DHC views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as DHC’s management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings before income taxes (Schedule 1) and a reconciliation of each identified entity’s operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).
DISCOVERY HOLDING COMPANY
SCHEDULE 1
The following table provides a reconciliation of consolidated segment operating cash flow to earnings before income taxes for the years ended December 31, 2005 and 2006, respectively.

(amounts in millions)	2005	2006

Consolidated segment operating cash flow	$79	59
Stock-based compensation	(4)	(2)
Depreciation and amortization	(76)	(68)
Impairment of goodwill	—	(93)
Share of earnings of DCI	80	104
Other, net	3	(2)

Earnings (loss) before income taxes	$82	(2)

SCHEDULE 2
The following tables provide reconciliation of operating cash flow to operating income calculated in accordance with GAAP for the three months ended December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006, and December 31, 2006 and the years ended December 31, 2005 and 2006, respectively.

(amounts in millions)	4Q05	1Q06	2Q06	3Q06	4Q06

DISCOVERY HOLDING COMPANY (100%)
Operating Cash Flow	$24	13	10	17	19
Depreciation and Amortization	(21)	(16)	(16)	(16)	(20)
Stock-Based Compensation Expense	(1)	—	—	—	(3)
Impairment of Goodwill	—	—	—	(93)	—
Other	—	—	—	(5)	(5)

Operating Income (Loss)	$2	(3)	(6)	(97)	(9)

DISCOVERY COMMUNICATIONS, INC. (50.0%)
Operating Cash Flow	$184	145	190	193	194
Depreciation and Amortization	(32)	(30)	(33)	(32)	(38)
Long-Term Incentive Plan	(31)	(5)	(5)	(1)	(28)
Other	—	—	—	—	—

Operating Income	$121	110	152	160	128

(amounts in millions)	2005	2006

DISCOVERY HOLDING COMPANY (100%)
Operating Cash Flow	$79	59
Depreciation and Amortization	(76)	(68)
Stock-Based Compensation Expense	(4)	(2)
Impairment of Goodwill	—	(93)
Other	—	(11)

Operating Income	$(1)	(115)

DISCOVERY COMMUNICATIONS, INC. (50.0%)
Operating Cash Flow	$687	722
Depreciation and Amortization	(123)	(133)
Long-Term Incentive Plan	(50)	(39)
Other	—	—

Operating Income	$514	550